EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

                         Subsidiaries of the Registrant


Listed below are the subsidiaries of the Company and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed).


                                            Jurisdiction of         Securities
Name of Subsidiary                           Incorporation           Ownership
-------------------------------------    ----------------------     -----------
Asia Biotechnology Group Inc.            British Virgin Islands        100%

Harbin OT Pharmaceutical Co., Limited           Samoa                  100%

Harbin OT Pharmaceutical Co., Ltd.              China                   60%